SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT, dated as of the 3rd day of March, 2009 (the “Agreement”), by and among SRKP 21, Inc., a Delaware corporation (the “Company”); Attainment Holdings Limited, a British Virgin Islands corporation (“Attainment”) and Excel Profit Global Group Limited, a British Virgin Islands corporation (“EPGG”); and, as to Sections 4.2 and Articles X only, each of the designees listed on Schedule I hereto (the “Designees”). The Company, Attainment and EPGG are collectively referred to herein as the “Parties”.

WITNESSETH:

WHEREAS, EPGG owns all of the issued and outstanding shares of the capital of Attainment; which is the 100% parent of Luck Loyal International Investment Limited, a Hong Kong corporation (“LLIIL”); which is the 100% parent of Shenzhen Yue Peng Cheng Motor Co., Ltd., a company organized under the laws of the People’s Republic of China (the “SYPCM”).

WHEREAS, the Company desires to acquire from EPGG, and EPGG desires to sell to the Company, all of the issued and outstanding capital shares of Attainment (the “Attainment Shares”) in exchange for the issuance by the Company of an aggregate of 17,029,630 shares (the “Company Shares”) of the Company’s common stock, $0.0001 par value (“Common Stock”) to the EPGG and/or Designees on the terms and conditions set forth herein (the “Exchange”).

WHEREAS, after giving effect to the Exchange, the Share and Warrant Cancellation, and Equity Financing, as described herein, there will be approximately 25,035,556 shares of Company Common Stock and 964,444 warrants to purchase shares of Company Common Stock issued and outstanding.

WHEREAS, the Parties intend, by executing this Agreement, to implement a tax-deferred exchange of property governed by Section 351 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration, of the promises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I
THE EXCHANGE

1.1           The Exchange.  Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined):

(a)           the Company shall issue and deliver to EPGG and the Designees the number of authorized but unissued shares of Company Common Stock set forth opposite EPGG’s and each of the Designees’ names set forth on Schedule I hereto or pursuant to separate instructions to be delivered prior to Closing, and

(b)           EPGG agrees to deliver to the Company duly endorsed certificates representing the Attainment Shares.

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1.2           Time and Place of Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of K&L Gates LLP, or at such place and time as mutually agreed upon by the Parties hereto.  The date upon which the Closing occurs is defined as the “Closing Date.”

1.3           Effective Time.  The Exchange shall become effective (the “Effective Time”) at such time as all of the conditions to set forth in Article VII hereof have been satisfied or waived by the Parties hereto.

1.4           Tax Consequences.  It is intended by the Parties hereto that for United States income tax purposes, the contribution and transfer of the Attainment Shares by EPGG to the Company in exchange for Company Shares constitutes a tax-deferred exchange within the meaning of Section 351 of the Code.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Attainment and EPGG that now and/or as of the Closing:

2.1           Due Organization and Qualification; Due Authorization.

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its respective business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted.  The Company is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of the Company.

(b)           The Company does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity.

(c)           The Company has all requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby.  The Company has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought, equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

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2.2           No Conflicts or Defaults.  The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the Certificate of Incorporation or By-laws of the Company or (b) with or without the giving of notice or the passage of time (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which the Company is a party or by which the Company is bound, or any judgment, order or decree, or any law, rule or regulation to which the Company is subject, (ii) result in the creation of, or give any party the right to create, any lien, charge, encumbrance or any other right or adverse interest (“Liens”) upon any of the assets of the Company, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any material agreement, arrangement or commitment to which the Company is a party or by which the Company’s assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, the Company is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

2.3           Capitalization.  The authorized capital stock of the Company immediately prior to giving effect to the transactions contemplated hereby consists of 110,000,000 shares of which 100,000,000 have been designated as Company Common Stock and 10,000,000 shares have been designated as preferred stock, $0.0001 par value (“Preferred Stock”).  As of the date hereof, there are 7,096,390 shares of Company Common Stock issued and outstanding, no shares of Preferred Stock outstanding, and 7,096,390 warrants outstanding with an exercise price of $0.0001 (the “Warrants”). All of the outstanding shares of Company Common Stock are, and the Company Shares when issued in accordance with the terms hereof, will be, duly authorized, validly issued, fully paid and nonassessable, and have not been or, with respect to the Company Shares will not be issued in violation of any preemptive right of stockholders.  Other than as set forth in this Agreement, there is no outstanding voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling the Company to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for Company Common Stock. The Company has not granted registration rights to any person.

2.4           Financial Statements.  The Company has provided Attainment and EPGG copies of the (i) balance sheet of the Company at December 31, 2007, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the period from October 11, 2007 (inception) to December 31, 2007, including the notes thereto, as audited by AJ. Robbins, PC, independent registered public accounting firm and (ii) balance sheet of the Company at September 30, 2008, and the related statements of operations, and cash flows for the nine month period then ended (the “Financial Statements”).  The Financial Statements, together with the notes thereto, have been prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent throughout all periods presented.  The Financial Statements present fairly the financial position of the Company as of the dates and for the periods indicated.  The books of account and other financial records of the Company have been maintained in accordance with good business practices.

2.5           No Assets or Liabilities.  As of the Closing, the Company shall have no more than $50,000 in liabilities.  Except for the foregoing or as set forth on the Financial Statements, the Company does not have any (a) assets of any kind or (b) liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise.

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2.6           Taxes.  The Company has filed all United States federal, state, county and local returns and reports which were required to be filed on or prior to the date hereof in respect of all income, withholding, franchise, payroll, excise, property, sales, use, value-added or other taxes or levies, imposts, duties, license and registration fees, charges, assessments or withholdings of any nature whatsoever (together, “Taxes”), and has paid all Taxes (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records of the Company and adequate reserves therefore have been established.

2.7           Indebtedness; Contracts; No Defaults.  Other than as set forth in Item 2.7 of the Disclosure Schedule or as described in the Financial Statements, the Company has no material instruments, agreements, indentures, mortgages, guarantees, notes, commitments, accommodations, letters of credit or other arrangements or understandings, whether written or oral, to which the Company is a party.

2.8           Real Property.  The Company does not own or lease any real property.

2.9           Compliance with Law.  The Company is in compliance with all applicable federal, state, local and foreign laws and regulations relating to the protection of the environment and human health.  There are no claims, notices, actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Company, threatened against the Company that are based on or related to any environmental matters or the failure to have any required environmental permits, and there are no past or present conditions that the Company has reason to believe are likely to give rise to any material liability or other obligations of the Company under any environmental laws.

2.10         Permits and Licenses.  The Company has all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its respective business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated, except those the absence of which would not materially adversely affect its respective business.

2.11         Litigation.  There is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened, against or affecting the business of the Company, or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of the Company, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the twelve month period preceding the date hereof.  There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting the business of the Company.  The Company has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business.

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2.12         Insurance.  The Company does not currently maintain any form of insurance.

2.13         Patents; Trademarks and Intellectual Property Rights.  The Company does not own or possess any patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, Internet web site(s) or proprietary rights of any nature.

2.14         Securities Law Compliance.  The Company has complied with all of the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”), and has complied with all applicable blue sky laws.

2.15         Conflicts of Interest.  The Company acknowledges that it is aware and understands the facts and circumstances of the Conflicts of Interest, as defined in Section 3.7, that may, individually and in the aggregate, create a Conflict of Interest.  The Company hereby waives each and all of the Conflicts of Interest, in addition to any other conflicts of interest that may arise may exist or arise by virtue of the Conflicts of Interest and acknowledges that it has carefully read this Agreement, that it is consistent with the terms previously negotiated by the parties, and understands that it is free at any time to obtain independent counsel for further guidance.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ATTAINMENT

Attainment represents and warrants to the Company that now and/or as of the Closing:

3.1           Due Organization and Qualification; Due Authorization.

(a)           Attainment is a corporation duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands, with full corporate power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted.  Attainment is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of Attainment.

(b)           Attainment does not have any subsidiaries other than those set forth in Item 3.1(b) of the Disclosure Schedule (the “Subsidiaries”) and Attainment does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity.  Other than as set forth in Item 3.1(b), each Subsidiary is wholly owned by Attainment, free and clear of all liens, and there is no contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling Attainment to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for securities of Attainment or any of the Subsidiaries.

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(c)           Attainment has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby.  Attainment has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of Attainment, enforceable against Attainment in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

3.2           No Conflicts or Defaults.  The execution and delivery of this Agreement by Attainment and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the governing documents of Attainment or its Subsidiaries, or (b) with or without the giving of notice or the passage of time, (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which Attainment or its Subsidiaries is a party or by which Attainment or its Subsidiaries or any of their respective assets are bound, or any judgment, order or decree, or any law, rule or regulation to which their assets are subject, (ii) result in the creation of, or give any party the right to create, any lien upon any of the assets of Attainment or its Subsidiaries, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform any material agreement, arrangement or commitment to which Attainment or any of its Subsidiaries is a party or by which Attainment or any of its Subsidiaries or any of their respective assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which Attainment or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

3.3           Capitalization.  The authorized capital stock of Attainment immediately prior to giving effect to the transactions contemplated hereby consists of 50,000 ordinary shares, of which, as of the date hereof, there were 50,000 shares issued and outstanding.  Except as set forth herein, all of the outstanding shares of Attainment are duly authorized, validly issued, fully paid and nonassessable, and have not been or, with respect to Attainment Shares, will not be transferred in violation of any rights of third parties.  The Attainment Shares are not subject to any preemptive or subscription right, any voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling Attainment to issue, sell, redeem or repurchase any of its securities that will survive Closing and there is no outstanding security of any kind convertible into or exchangeable for common shares.  All of the Attainment Shares are owned of record and beneficially by EPGG and free and clear of any liens, claims, encumbrances, or restrictions of any kind.

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3.4           Taxes.  Attainment has filed all returns and reports which were required to be filed on or prior to the date hereof, and has paid all Taxes (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records of Attainment and adequate reserves therefore have been established.  All such returns and reports filed on or prior to the date hereof have been properly prepared and are true, correct (and to the extent such returns reflect judgments made by Attainment such judgments were reasonable under the circumstances) and complete in all material respects.  No extension for the filing of any such return or report is currently in effect.  No tax return or tax return liability of Attainment has been audited or, presently under audit.  All taxes and any penalties, fines and interest which have been asserted to be payable as a result of any audits have been paid.  Attainment has not given or been requested to give waivers of any statute of limitations relating to the payment of any Taxes (or any related penalties, fines and interest).  There are no claims pending for past due Taxes.  All payments for withholding taxes, unemployment insurance and other amounts required to be paid for periods prior to the date hereof to any governmental authority in respect of employment obligations of Attainment have been paid or shall be paid prior to the Closing and have been duly provided for on the books and records of Attainment and in the Attainment Financial Statements.

3.5           Indebtedness; Contracts; No Defaults.  Other than as set forth in Item 3.5 of the Disclosure Schedule, neither Attainment nor any of its Subsidiaries have any material instruments, agreements, indentures, mortgages, guarantees, notes, commitments, accommodations, letters of credit or other arrangements or understandings, whether written or oral, to which Attainment or any of its Subsidiaries is a party.

3.6           Compliance with Law.  Except as specified in Item 3.6 of the Disclosure Schedule, Attainment and its Subsidiaries are conducting their respective businesses in material compliance with all applicable law, ordinance, rule, regulation, court or administrative order, decree or process, or any requirement of insurance carriers material to its business.  Except as specified in Item 3.6 of the Disclosure Schedule, neither Attainment nor any of its Subsidiaries has received any notice of violation or claimed violation of any such law, ordinance, rule, regulation, order, decree, process or requirement.

3.7           Litigation.

(a)           There is no claim, dispute, action, suit, proceeding or investigation pending or threatened, against or affecting Attainment or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the 12-month period preceding the date hereof, except as specified in Item 3.7 of the Disclosure Schedule;

(b)           there is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting Attainment or any of its Subsidiaries; and

(c)           neither Attainment nor any of its Subsidiaries has received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business.

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3.8           Conflict of Interest.  Attainment and its Subsidiaries each acknowledge that it is aware and understands the following facts and circumstances that may, individually and in the aggregate, create a conflict of interest:

(i) WestPark Capital, Inc., a FINRA member (“WestPark”), is the placement agent for the Equity Financing and WestPark will be paid a commission of the gross proceeds from the Equity Financing for its services;

(ii) Richard Rappaport, who is the founder, Chief Executive, and President and indirectly holds a 100% interest in WestPark, is also the President, a Director and a controlling stockholder of the Company beneficially holding approximately 40.0% of the Company’s Common Stock and Warrants (prior to the Share Exchange and excluding shares and warrants held by WestPark Financial Services LLC as described below);

(iii) Anthony C. Pintsopoulos, who is the President and Chief Financial Officer of WestPark, is also the Secretary, Chief Financial Officer, and a Director and a controlling stockholder of the Company beneficially holding approximately 18.2% of the Company’s Common Stock and Warrants (prior to the Share Exchange);

(iv) Debbie Schwartzberg is a noteholder of the WestPark Capital Financial Services, LLC (“WestPark LLC”), one of our principal stockholders, and the parent of WestPark, which entitles her to a 1.5% interest in the net profits of the parent company of WestPark, and is also a controlling stockholder of the Company beneficially holding approximately 28.9% of the Company’s outstanding Common Stock and Warrants (prior to the Share Exchange);

(v) Kevin DePrimio, who is the Vice President of Corporate Finance of WestPark, is a stockholder of the Company beneficially holding approximately 6.8% of the Company’s Common Stock and Warrants (prior to the Share Exchange);

(vi) Jason Stern, who is an employee of WestPark, is a stockholder of the Company beneficially holding approximately 3.9% of the Company’s outstanding Common Stock and Warrants (prior to the Share Exchange);

(vii) Thomas Poletti, who is a partner of K&L Gates LLP, legal counsel for EPGG, was, prior to the date of this Agreement, a stockholder of the Company beneficially holding approximately 6.8% of the Company’s outstanding Common Stock and Warrants (prior to the Share Exchange). The securities previously held by Mr. Poletti were transferred to an immediate family member and Mr. Poletti currently disclaims beneficial ownership of such securities; and

(viii) WestPark Financial Services LLC, which is the parent of WestPark and of which Richard Rappaport serves as CEO and Chairman, is a controlling stockholder of the Company beneficially holding approximately 56.2% of the Company’s Common Stock and Warrants (prior to the Share Exchange) ((i) through (viii) in this Section are herein referred to as, the “Conflicts of Interest”).

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Attainment hereby waives each and all of the Conflicts of Interest, in addition to any other conflicts of interest that may arise, may exist or arise by virtue of the Conflicts of Interest and acknowledges that it has carefully read this Agreement, that it is consistent with the terms previously negotiated by the parties, and understands that it is free at any time to obtain independent counsel for further guidance.

ARTICLE IV
REPRESENTATION AND WARRANTIES OF EPGG AND THE DESIGNEES

4.1           EPGG Representations:  EPGG hereby represents and warrants to the Company that now and/or as of the Closing:

(a)           Title to Shares.  EPGG is the legal and beneficial owner of the Attainment Shares to be transferred to the Company as set forth opposite EPGG’s name in Schedule II hereto, and upon consummation of the exchange contemplated herein, the Company will acquire from the EPGG good and marketable title to the Attainment Shares, free and clear of all liens excepting only such restrictions hereunder upon future transfers by the Company, if any, as may be imposed by applicable law.  The information set forth on Schedule II with respect to the EPGG is accurate and complete.

(b)           Due Authorization.  EPGG has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby.  This Agreement constitutes the valid and binding obligation of EPGG, enforceable against EPGG in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

4.2           EPGG and Designee Representations:  EPGG and each of the Designees hereby represent and warrant to the Company that now and/or as of the Closing:

(a)           Purchase for Investment.

(i)           EPGG and each Designee is acquiring the Company Shares for investment for his, her or its own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and neither EPGG nor any Designee has any present intention of selling, granting any participation in, or otherwise distributing the same.  EPGG and each Designee further represents that he, she or it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Company Shares.

(ii)           EPGG and each Designee understands that the Company Shares are not registered under the Securities Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Company’s reliance on such exemption is predicated on EPGG’s and each Designee’s representations set forth herein.

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(b)           Investment Experience.  EPGG and each Designee acknowledges that he, she or it can bear the economic risk of his, her or its investment, and has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of the investment in the Company Shares.

(c)           Information.  EPGG and each Designee has carefully reviewed such information as such he, she or it deemed necessary to evaluate an investment in the Company Shares.  To the full satisfaction of EPGG and each Designee, he, she or it has been furnished all materials that he, she or it has requested relating to the Company and the issuance of the Company Shares hereunder, and EPGG and each Designee has been afforded the opportunity to ask questions of representatives of the Company to obtain any information necessary to verify the accuracy of any representations or information made or given to him, her or it.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of the Company set forth in this Agreement, on which EPGG has relied in making an exchange of the Attainment Shares for the Company Shares.

(d)           Restricted Securities.  EPGG and each Designee understands that the Company Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption there from, and that in the absence of an effective registration statement covering the Company Shares or any available exemption from registration under the Securities Act, the Company Shares must be held indefinitely.  EPGG and each Designee is aware that the Company Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met.  Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company.

(e)           Exempt Issuance.  EPGG and each Designee acknowledges that he, she or it must assure the Company that the offer and sale of the Company Shares to EPGG and each Designee qualifies for an exemption from the registration requirements imposed by the Securities Act and from applicable securities laws of any state of the United States.  EPGG and each Designee agrees that he, she or it meets the criteria established in one or more of subsections (i) or (ii), below.

(i)           Accredited Investor, Section 4(2) of the Securities Act and/or Rule 506 of Regulation D.  EPGG or Designee qualifies as an “accredited investor”, as that term is defined in Rule 501 of Regulation D, promulgated under the Securities Act.

(ii)           Offshore Investor, Rule 903 of Regulation S.  EPGG or Designee is not a U.S. Person, as defined in Rule 901 of Regulation S, promulgated under the Securities Act, and EPGG and Designees, severally but not jointly, represents and warrants to the Company that:

(1)
EPGG or Designee is not acquiring the Company Shares as a result of, and EPGG or Designee covenants that he will not engage in any “directed selling efforts” (as defined in Regulation S under the Securities Act) in the United States in respect of the Company Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Company Shares;

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(2)	EPGG or Designee is not acquiring the Company Shares for the account or benefit of, directly or indirectly, any U.S. Person;

(3)	EPGG or Designee is a resident of Hong Kong or Canada or is incorporated or organized in the British Virgin Islands or the Seychelles Islands;

(4)
the offer and the sale of the Company Shares to EPGG or Designee as contemplated in this Agreement complies with or is exempt from the applicable securities legislation of the British Virgin Islands, Canada, Hong Kong and the Seychelles Islands;

(5)	EPGG or Designee is outside the United States when receiving and executing this Agreement and that EPGG or Designee will be outside the United States when acquiring the Company Shares,

(6)	and EPGG and Designee covenants with Company that:

a.
offers and sales of any of the Company Shares prior to the expiration of a period of one year after the date of original issuance of the Company Shares (the six-month period hereinafter referred to as the “Distribution Compliance Period”) shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom and in each case only in accordance with applicable state securities laws; and

b.	EPGG or Designee will not engage in hedging transactions with respect to the Company Shares until after the expiration of the Distribution Compliance Period.

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(f)           Conflict of Interest.  EPGG and each Designee acknowledges that he, she or it is aware and understands the facts and circumstances of the Conflicts of Interest, as defined in Section 3.8 that may, individually and in the aggregate, create a conflict of interest.  EPGG and each Designee hereby waives each and all of the Conflicts of Interest, in addition to any other conflicts of interest that may arise may exist or arise by virtue of the Conflicts of Interest and acknowledges that he, she or it has carefully read this Agreement, that it is consistent with the terms previously negotiated by the Parties, and understands that he, she or it is free at any time to obtain independent counsel for further guidance.

ARTICLE V
COVENANTS

5.1           Further Assurances.  Each of the Parties shall use its reasonable commercial efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such party’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions of this Agreement and to consummate the transactions contemplated herein.

ARTICLE VI
DELIVERIES

6.1           Items to be delivered to EPGG prior to or at Closing by the Company.

(a)           Certificate of Incorporation and amendments thereto, By-laws and amendments thereto, and certificate of good standing of the Company in Delaware;

(b)          all applicable schedules hereto;

(c)          all minutes and resolutions of board of director and shareholder meetings in possession of the Company;

(d)          shareholder list;

(e)          all financial statements and all tax returns in possession of the Company;

(f)           resolution from the Company’s Board appointing the designees of EPGG to the Company’s Board of Directors;

(g)          resolution from the Company’s Board, and if applicable, shareholder resolutions approving this transaction and authorizing the issuances of the shares hereto;

(h)          letters of resignation from the Company’s current officers and directors to be effective upon Closing and after the appointments described in this section;

(i)           certificates representing the shares of the Company Shares issued in the denominations set forth opposite the names of EPGG and/or the Designees on Schedule I to this Agreement; and

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(j)           any other document reasonably requested by EPGG that he deems necessary for the consummation of this transaction.

6.2           Items to be delivered to the Company prior to or at Closing by Attainment and EPGG.

(a)          all applicable schedules hereto;

(b)          instructions from EPGG appointing its designees to the Company’s Board of Directors;

(c)          share certificates and duly executed instruments of transfer and bought and sold notes from EPGG transferring the Attainment Shares to the Company;

(d)          resolutions from the Board of Directors of EPGG, if applicable, and shareholder resolutions approving the transactions contemplated hereby

(e)          payment of all liabilities of the Company of up to $50,000 directly out of the proceeds of the Equity Financing (as defined in Section 7.1(f) herein) to the appropriate creditors of the company which shall include indebtedness owed to Company shareholders and fees owing to Company lawyers, accountants and similar parties; and

(f)           any other document reasonably requested by the Company that it deems necessary for the consummation of this transaction.

ARTICLE VII
CONDITIONS PRECEDENT

7.1           Conditions Precedent to Closing.  The obligations of the Parties under this Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions:

(a)           That each of the representations and warranties of the Parties contained herein shall be true and correct at the time of the Closing Date as if such representations and warranties were made at such time except for changes permitted or contemplated by this Agreement;

(b)           That the Parties shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing;

(c)           That Attainment shall have received, and provided a copy to the Company, an opinion of each of the Han Kun Law Offices, Attainment’s counsel in the People’s Republic of China, and张, Attainment’s counsel in the British Virgin Islands, substantially in the forms attached hereto as Exhibits A and B;

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(d)           The Company shall have cancelled 5,016,390 shares of Common Stock and 6,131,945 warrants owned by certain of the Company’s original stockholders (the “Share and Warrant Cancellation”) as set forth on Schedule III;

(e)           That prior to Closing the Company shall have engaged a public relations firm, which shall conduct two (2) non-Share Exchange related road shows each year for two (2) years, that is mutually acceptable to the Company and Attainment;

(f)           That prior to Closing the Company shall have engaged a Company-sponsored equity research firm that is mutually acceptable to the Company and Attainment; and

(g)           The Company shall have concluded an equity financing of at least $8.0 million at the time of Closing (the “Equity Financing”).

7.2           Conditions to Obligations of EPGG.  The obligations of EPGG shall be subject to fulfillment prior to or at the Closing, of each of the following conditions:

(a)           The Company shall have received all of the regulatory, shareholder and other third party consents, permits, approvals and authorizations necessary to consummate the transactions contemplated by this Agreement;

(b)           The Company shall have complied with Rule 14(f)(1) of the Exchange Act, if required; and

(c)           To the extent that the liabilities of the Company exceed $50,000 as of the Closing, the Company shareholders shall have satisfied and paid such excess liabilities in full.

7.3           Conditions to Obligations of the Company.  The obligations of the Company shall be subject to fulfillment at or prior to or at the Closing, of each of the following conditions:

(a)           Attainment and EPGG shall have received all of the regulatory, shareholder and other third party consents, permits, approvals and authorizations necessary to consummate the transactions contemplated by this Agreement;

(b)           EPGG shall have delivered to the Company the share certificates and duly executed instruments of transfer and bought and sold notes from EPGG transferring the Attainment Shares to the Company; and

(c)           All liabilities of the Company up to $50,000 shall be paid directly out of the proceeds of the Equity Financing to the appropriate creditors, which shall include indebtedness owed to the Company shareholders and fees owing to lawyers, accountants and similar parties.

ARTICLE VIII
TERMINATION

8.1           Termination.  This Agreement may be terminated at any time before or, at Closing, by:

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(a)           The mutual agreement of the Parties;

(b)           Any party if:

(i)           Any provision of this Agreement applicable to a party shall be materially untrue or fail to be accomplished; or

(ii)           Any legal proceeding shall have been instituted or shall be imminently threatening to delay, restrain or prevent the consummation of this Agreement;

(c)           Upon termination of this Agreement for any reason, in accordance with the terms and conditions set forth in this paragraph, each said party shall bear all costs and expenses as each party has incurred.

ARTICLE IX
COVENANTS SUBSEQUENT TO CLOSING

9.1           Registration Rights.  The Company shall file, within sixty (60) days after the Closing and at its expense, with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement (the “Initial Registration Statement”) covering the resale of Common Shares held by those persons (and/or their designees) that are shareholders of the Company immediately prior to the Closing (“Pre-Existing Shareholders”), provided however, that the Company shall not be required to register the Common Stock held by such shareholders who are affiliates of WestPark Capital, Inc. (“WestPark Affiliates”), as specified in Item 9.1 of the Disclosure Schedule, who shall instead receive registration rights to require the Company to file a registration statement (the “Second Registration Statement”) to register such Common Shares within ten (10) days following the end of the six (6) month period that immediately follows the date on which the Company files Initial Registration Statement with the Commission.  The Company shall enter into a Registration Rights Agreement acceptable to the WestPark Affiliates with respect to rights described in this Section 9.1.  In the event the Second Registration Statement is not timely filed to register the shares held by the WestPark Affiliates, or if the Second Registration Statement is not timely declared effective by the Commission, as described in the Registration Rights Agreement, the Company shall issue to such holders penalty shares (the “Penalty Shares”) equal to one percent (1%) of the shares on a monthly basis until the Second Registration Statement is filed with or declared effective by the Commission, as applicable.  However, no Penalty Shares shall be due to the WestPark Affiliates if the Company is using best efforts to cause the Second Registration Statement to be filed and declared effective in a timely manner.

9.2           NYSE Alternext U.S. Listing.  The Company shall take reasonable efforts to cause the Company’s securities to be listed on the NYSE Alternext U.S. as soon as practicable after the Closing.

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ARTICLE X
MISCELLANEOUS

10.1           Survival of Representations, Warranties and Agreements.  Each of the Parties and each Designee hereto is executing and carrying out the provisions of this Agreement in reliance upon the representations, warranties and covenants and agreements contained in this Agreement or at the closing of the transactions herein provided for and not upon any investigation which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.  Except as specifically set forth in this Agreement, representations and warranties and statements made by a party to in this Agreement or in any document or certificate delivered pursuant hereto shall not survive the Closing Date, and no claims made by virtue of such representations, warranties, agreements and covenants shall be made or commenced by any party hereto from and after the Closing Date.

10.2           Access to Books and Records.  During the course of this transaction through Closing, each party agrees to make available for inspection all corporate books, records and assets, and otherwise afford to each other and their respective representatives, reasonable access to all documentation and other information concerning the business, financial and legal conditions of each other for the purpose of conducting a due diligence investigation thereof.  Such due diligence investigation shall be for the purpose of satisfying each party as to the business, financial and legal condition of each other for the purpose of determining the desirability of consummating the proposed transaction.  The Parties further agree to keep confidential and not use for their own benefit, except in accordance with this Agreement any information or documentation obtained in connection with any such investigation.

10.3           Further Assurances.  If, at any time after the Closing, the Parties or any Designee shall consider or be advised that any further deeds, assignments or assurances in law or that any other things are necessary, desirable or proper to complete the merger in accordance with the terms of this agreement or to vest, perfect or confirm, of record or otherwise, the title to any property or rights of the parties hereto, the Parties and Designees agree that their proper officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the parties or Designees are fully authorized to take any and all such action.

10.4           Notice.  All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to, or upon receipt of a facsimile sent to, the party for whom intended, as follows, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein:

          Attention:

If to Attainment and EPGG:

Excel Profit Global Group Limited
c/o Shenzhen Yuepengcheng Motor Co., Ltd.
Sunna Motor Industry Park,
Jian’an Fuyong Hi-Tech Park, Baoan District
Shenzhen, Guangdong, China

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Attention:  Yue Wang

With a copy to:

K&L Gates LLP
10100 Santa Monica Blvd., Seventh Floor
Los Angeles, California 90067
Attn:  Thomas J. Poletti, Esq.
Fax.: (310) 552-5005

          If to the Company:

SRKP 21, Inc.
1900 Avenue of the Stars, Suite 310
Los Angeles, CA 90067
Attn: Richard Rappaport
Fax: (310) 843-9304

10.5           Entire Agreement.  This Agreement, the Disclosure Schedule and any instruments and agreements to be executed pursuant to this Agreement, sets forth the entire understanding of the Parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the Parties hereto.  No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance.  Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

10.6           Successors and Assigns.  This Agreement shall be binding upon, enforceable against and inure to the benefit of, the parties and Designees hereto and their respective heirs, administrators, executors, personal representatives, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person.  This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties, which consent shall not be unreasonably withheld.

10.7           Governing Law.  This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware are applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

10.8           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.9           Construction.  Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement.  References herein to Articles, Sections and Exhibits are to the articles, sections and exhibits, respectively, of this Agreement.  The Disclosure Schedule is hereby incorporated herein by reference and made a part of this Agreement.  As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

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10.10        Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first set forth above.

SRKP 21, INC.

By	/s/ Richard Rappaport
Name: Richard Rappaport
Title: President

ATTAINMENT HOLDINGS LIMITED

By:	/s/ To Chao Sum
Name:	To Chao Sum
Title:

EXCEL PROFIT GLOBAL GROUP LIMITED

By:	/s/ Li JianRong
Name:	Li JianRong
Title:	Director of Board

Solely for purposes of Section 4.2 and
Article X, ZHUO CHEN

/s/ Zhuo Chen
By: Zhuo Chen

Solely for purposes of Section 4.2 and
Article X, HAILAN ZHANG

/s/ Hailan Zhang
By: Hailan Zhang

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[SIGNATURE PAGE CONTINUED ON NEXT PAGE]

Solely for purposes of Section 4.2 and
Article X, RONG YUE

/s/ Rong Yue
By: Rong Yue

Solely for purposes of Section 4.2 and
Article X, JOYRISE HOLDINGS LIMITED

/s/ ZhangYura Ming
By: Zhang Yura Ming
Its:

Solely for purposes of Section 4.2 and
Article X, KEEN DRAGON GROUP LIMITED

/s/ Zhang Ling Rong
By: Zhang Ling Rong
Its:

Solely for purposes of Section 4.2 and
Article X, GOLDWIDE HOLDINGS LIMITED

/s/ Zhang Ling Rong
By: Zhang Ling Rong
Its:

Solely for purposes of Section 4.2 and
Article X, RICHEVER LIMITED

/s/ Charles Li
By: Charles Li
Its: Director

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EXHIBIT A

FORM OF OPINION LETTER

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SCHEDULE I
SHAREHOLDERS AND COMPANY SHARES

Name	Number of Company Shares
Excel Profit Global Group Limited	14,194,890
Zhuo Chen	624,740
Keen Dragon Group Limited	600,000
Joyrise Holdings Limited	600,000
Hailan Zhang	600,000
Goldwide Holdings Limited	200,000
Richever Limited	110,000
Rong Yue	100,000
Total	17,029,630

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SCHEDULE II
ATTAINMENT SHARES

Name	Number of Attainment Shares
Excel Profit Global Group Ltd.	50,000

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SCHEDULE III
SHARES AND WARRANTS FOR CANCELLATION

Name	Number of Shares to be Cancelled	Number of Warrants to be Cancelled
WestPark Financial Services, LLC	1,960,907	2,396,978
Richard Rappaport	802,621	981,109
Debbie Schwartzberg	706,893	864,094
The Julie Schwartzberg Trust dated 2/9/2000	70,689	86,409
The David N. Sterling Trust dated 2/3/2000	70,689	86,409
Anthony Pintsopoulos	501,639	613,195
The Amanda Rappaport Trust	225,738	275,938
The Kailey Rappaport Trust	225,738	275,938
Janine Frisco	175,574	214,618
Kevin DePrimio	175,574	214,618
Jason Stern	100,328	122,639
TOTAL	5,016,390	6,131,945

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TABLE OF CONTENTS

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ARTICLE V COVENANTS		xii
5.1	Further Assurances	xii

ARTICLE VI DELIVERIES		xii
6.1	Items to be delivered to EPGG prior to or at Closing by the Company	xii
6.2	Items to be delivered to the Company prior to or at Closing by Attainment and EPGG	xiii

ARTICLE VII CONDITIONS PRECEDENT		xiii
7.1	Conditions Precedent to Closing	xiii
7.2	Conditions to Obligations of EPGG	xiv
7.3	Conditions to Obligations of the Company	xiv

ARTICLE VIII TERMINATION		xv
8.1	Termination	xv

ARTICLE IX COVENANTS SUBSEQUENT TO CLOSING		xv
9.1	Registration Rights	xv
9.2	NYSE Alternext U.S. Listing	xv

ARTICLE X MISCELLANEOUS		xv
10.1	Survival of Representations, Warranties and Agreements	xv
10.2	Access to Books and Records	xvi
10.3	Further Assurances	xvi
10.4	Notice	xvi
10.5	Entire Agreement	xvii
10.6	Successors and Assigns	xvii
10.7	Governing Law	xvii
10.8	Counterparts	xvii
10.9	Construction	xvii
10.10	Severability	xviii

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